Exhibit 5.1

June 26, 2012

Global Partners LP

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

Ladies and Gentlemen:

We have acted as counsel for Global Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an additional 4,109,334 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2012, that may be issued from time to time in accordance with the terms of the Global Partners LP Long-Term Incentive Plan (as amended from time to time, the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of Global GP LLC, the general partner of the Partnership, (iii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), (iv) the Plan and (v) such other certificates, resolutions, instruments and documents as we have considered necessary for purposes of this opinion.  As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon representations of public officials and officers or other representatives of the Partnership.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete and (vii) the Common Units will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued by the Partnership in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, which govern the awards to which the Common Units relate, the Common Units will be duly authorized, validly issued, fully paid and non-assessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Partnership Agreement.

This opinion is limited in all respects to the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act and any applicable provisions of the Delaware Constitution, in each case, as interpreted by federal courts and the courts of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.  We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.  The opinions expressed herein

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

The opinions expressed herein are rendered only to you in connection with the Registration Statement.  The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.